Nelnet Reports Third Quarter 2015 Results

•	GAAP net income $1.09 per share, $1.43 per share excluding adjustments

•	15 percent increase in Tuition Payment Processing and Campus Commerce revenue

•	Purchased $1.8 billion of student loans

•	Board increased quarterly dividend to $0.12 per share

LINCOLN, Neb., November 5, 2015-Nelnet (NYSE: NNI) today reported GAAP net income of $49.0 million, or $1.09 per share, for the third quarter of 2015, compared with GAAP net income of $85.2 million, or $1.84 per share, for the same period a year ago.

Excluding derivative market value and foreign currency adjustments, net income was $64.3 million, or $1.43 per share, for the third quarter of 2015, compared with $67.2 million, or $1.45 per share, for the same period in 2014. The company reported expense from derivative market value and foreign currency adjustments of $15.4 million after tax, or $0.34 per share, for the third quarter of 2015, compared with income of $18.0 million after tax, or $0.39 per share, for the third quarter of 2014.

"During the third quarter, we delivered a strong performance generating significant cash flow from our student loan portfolio and operating segments," said Jeff Noordhoek, chief executive officer of Nelnet.  "We continue to look for additional strategic investments inside and outside our existing businesses that will generate significant cash flow and value over time. A good investment fit for Nelnet leverages our long-term focus with our financial strength and liquidity, infrastructure, and customer service capabilities in a growing operating business with recurring revenue and strong management."

Nelnet operates three primary business segments, earning interest income on student loans in its Asset Generation and Management segment, and fee-based revenue in its Student Loan and Guaranty Servicing and Tuition Payment Processing and Campus Commerce segments.

Net income decreased for the third quarter of 2015, compared with the same period a year ago, due primarily to a decrease in earnings from the company’s Federal Family Education Loan Program (FFELP) student loan portfolio, partially offset by increases in earnings from the company’s Student Loan and Guaranty Servicing and Tuition Payment Processing and Campus Commerce operating segments.

Asset Generation and Management

As of September 30, 2015, Nelnet’s student loan portfolio was $29.0 billion. Historically low interest rates continue to provide the opportunity for the company to generate substantial cash flow from its student loan portfolio. For the third quarter of 2015, Nelnet reported net interest income of $112.0 million, compared with $117.5 million for the same period a year ago.  Net interest income included $48.2 million and $49.2 million of fixed rate floor income in the third quarters of 2015 and 2014, respectively. During the third quarter of 2015, the company purchased $1.8 billion in FFELP loans, including $1.5 billion from the purchase of the residual interests in two securitized student loan trusts. The company intends to continue to use its strong liquidity position to acquire legacy FFELP loans and private education loans.

Student Loan and Guaranty Servicing

Revenue from the Student Loan and Guaranty Servicing segment was $61.5 million for the third quarter of 2015, compared with $52.7 million for the same period in 2014.

The company was servicing $146.7 billion of loans for 5.9 million borrowers on behalf of the U.S. Department of Education as of September 30, 2015, compared with $130.8 billion of loans for 5.8 million borrowers as of September 30, 2014. Revenue from this contract increased 6 percent to $33.2 million for the third quarter of 2015, up from $31.2 million for the same period a year ago.

A significant amount of the company's guaranty servicing revenue came from a single guaranty servicing client. The contract with this client expired on October 31, 2015.

Tuition Payment Processing and Campus Commerce

For the third quarter of 2015, revenue from the Tuition Payment Processing and Campus Commerce segment was $30.4 million, an increase of $4.0 million, or 15 percent, from the same period in 2014. The increase in revenue was primarily driven by the growth in managed tuition payment plans, campus commerce transaction volume, and new school customers.

Other Income

Other income was $6.5 million for the third quarter of 2015, compared with $7.7 million for the same period in 2014. The decrease was due primarily to the expected decrease in investment advisory fees. Due to improvements in the capital markets, the opportunities to earn investment advisory performance fees on the sale of student loan asset-backed securities are becoming increasingly limited.

Stock Repurchases

During the nine months ended September 30, 2015, the company repurchased a total of 1,530,592 shares of Class A common stock for $66.6 million, including 356,584 shares for $15.6 million during the third quarter.

Board of Directors Approves Dividend

The Nelnet Board of Directors declared a fourth quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.12 per share. The dividend will be paid on Tuesday, December 15, 2015, to shareholders of record at the close of business on Tuesday, December 1, 2015.

Unsecured Line of Credit

On October 30, 2015, the company entered into an amended and restated credit agreement for its $350.0 million line of credit.  Under the amended terms, the maturity date of the credit agreement was extended from June 30, 2019 to October 30, 2020.  In addition, certain covenants were revised to give the company additional flexibility regarding permitted business acquisitions and investments.

Non-GAAP Performance Measures

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments which do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point in time estimates of asset and liability values related to financial instruments that are subject to interest and currency rate fluctuations, and items whose timing and/or amount cannot be reasonably estimated in advance, affect the period to period comparability of the results of the company's fundamental business operations on a recurring basis. Accordingly, the company provides operating results excluding these items for comparability purposes.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk, the use of derivatives to manage exposure to interest rate fluctuations, and the uncertain nature of expected benefits from recent FFELP and private education loan purchases and initiatives to purchase additional FFELP and private education loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks related to the company's ability to maintain and increase volumes under the company’s loan servicing contract with the Department of Education to service federally owned student loans; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to the recent reduction in government payments to guaranty agencies to rehabilitate defaulted FFELP loans and services in support of those activities, including potential adverse effects on the Company's guaranty servicing contracts; risks related to initiatives to pursue additional strategic investments; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the third quarter ended September 30, 2015.  All forward-looking statements in this release are as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Interest income:
Loan interest	$187,701	175,835	187,862	535,480	520,224
Investment interest	1,456	1,887	1,562	5,548	5,023
Total interest income	189,157	177,722	189,424	541,028	525,247
Interest expense:
Interest on bonds and notes payable	77,164	72,626	71,937	221,344	201,176
Net interest income	111,993	105,096	117,487	319,684	324,071
Less provision for loan losses	3,000	2,150	2,000	7,150	6,000
Net interest income after provision for loan losses	108,993	102,946	115,487	312,534	318,071
Other income (expense):
Loan and guaranty servicing revenue	61,520	63,833	52,659	183,164	183,876
Tuition payment processing, school information, and campus commerce revenue	30,439	27,686	26,399	92,805	73,468
Enrollment services revenue	19,500	17,161	22,936	54,524	65,092
Other income	6,523	7,504	7,650	20,945	41,096
Gain on sale of loans and debt repurchases, net	597	1,515	—	4,987	57
Derivative settlements, net	(5,878)	(5,442)	(4,834)	(16,535)	(17,277)
Derivative market value and foreign currency adjustments, net	(24,780)	11,944	29,037	(10,699)	38,785
Total other income	87,921	124,201	133,847	329,191	385,097
Operating expenses:
Salaries and benefits	63,215	58,787	61,098	183,052	167,470
Cost to provide enrollment services	12,534	11,162	14,178	35,398	41,964
Loan servicing fees	7,793	7,420	7,077	22,829	19,798
Depreciation and amortization	6,977	6,501	5,493	19,140	15,490
Other	30,419	31,958	29,599	91,575	92,882
Total operating expenses	120,938	115,828	117,445	351,994	337,604
Income before income taxes	75,976	111,319	131,889	289,731	365,564
Income tax expense	26,999	40,356	46,513	104,985	130,202
Net income	48,977	70,963	85,376	184,746	235,362
Net income attributable to noncontrolling interest	22	54	157	117	1,363
Net income attributable to Nelnet, Inc.	$48,955	70,909	85,219	184,629	233,999
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.09	1.54	1.84	4.03	5.03
Weighted average common shares outstanding - basic and diluted	45,047,777	45,946,415	46,432,680	45,763,443	46,496,309

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	September 30, 2015	December 31, 2014	September 30, 2014
Assets:
Student loans receivable, net	$28,954,280	28,005,195	28,701,344
Cash, cash equivalents, investments, and notes receivable	350,508	366,190	283,683
Restricted cash and investments	995,360	968,928	940,343
Goodwill and intangible assets, net	161,586	168,782	169,076
Other assets	583,661	589,048	604,203
Total assets	$31,045,395	30,098,143	30,698,649
Liabilities:
Bonds and notes payable	$28,827,603	28,027,350	28,737,456
Other liabilities	382,393	345,115	303,636
Total liabilities	29,209,996	28,372,465	29,041,092
Equity:
Total Nelnet, Inc. shareholders' equity	1,835,153	1,725,448	1,657,289
Noncontrolling interest	246	230	268
Total equity	1,835,399	1,725,678	1,657,557
Total liabilities and equity	$31,045,395	30,098,143	30,698,649

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.